EXHIBIT 99.1

NOVEN REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Miami, FL, April 28, 2005 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the quarter ended March 31, 2005 and provided an update on its business and prospects.

“Noven’s strategy is to build upon our base hormone therapy (“HT”) business by introducing our patented transdermal technology into diverse therapeutic categories through collaborations with strong industry partners,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “With continued strong prescription demand for our Vivelle-Dot™ estrogen patch, and progress made toward commercialization of our partnered fentanyl and methylphenidate products, we are off to a good start in 2005.”

First Quarter Results
Noven’s net revenues for the quarter ended March 31, 2005 (the “current quarter”) increased 5% to $11.7 million compared to the quarter ended March 31, 2004 (the “2004 quarter”), primarily due to receipt of a $1.2 million price adjustment payment related to international product sales, partially offset by a decline in sales to Novogyne Pharmaceuticals (“Novogyne”), a women’s health products company owned jointly with Novartis Pharmaceuticals Corporation. Noven periodically receives price adjustment payments relating to international product sales under its license agreements with Novartis Pharma AG, and did not receive such a payment in the 2004 quarter. Noven’s sales to Novogyne in the current quarter declined in part due to the timing of orders by Novogyne for Vivelle-Dot™ samples. In addition, sales to Novogyne in the 2004 quarter benefited from Estradot stocking orders related to a planned transition from Vivelle ® to Estradot in Canada. Research and development expense for the current quarter increased 33% to $3.0 million, primarily due to an increase in non-clinical development expenses related to the fentanyl patch. Noven recognized $0.9 million in earnings from Novogyne, compared to $0.6 million in the 2004 quarter. Noven reported net income of $0.2 million

(or $0.01 diluted earnings per share) for the current quarter, approximately equal to net income and diluted earnings per share reported in the 2004 quarter.

Novogyne’s current quarter net revenues increased 6% to $22.7 million, primarily reflecting increased sales of Noven’s Vivelle-Dot™ product due to increased product demand and sales price increases. Novogyne’s selling, general and administrative expense increased 14% to $8.7 million, primarily due to increased promotional spending in support of Vivelle-Dot™. Net income increased 8% to $8.0 million. In the current quarter, Novogyne satisfied the annual $6.1 million preferred return to Novartis required under the joint venture agreements. As of the end of the current quarter, Noven believes trade inventory levels for the Vivelle-Dot™ product were at the low end of the desired two-to-four week range.

At March 31, 2005, Noven had $64.3 million in cash and cash equivalents and $30.0 million in short-term investments purchased during the current quarter. At December 31, 2004, Noven had $94.0 million in cash and no short-term investments. In the current quarter, Noven received cash distributions of $7.4 million from Novogyne.

HT Prescription Overview
Primarily due to the continuing impact of the WHI and related studies, total prescriptions in the overall U.S. HT market declined 11% in the first quarter of 2005 compared to the first quarter of last year. For the same period, aggregate total prescriptions for Novogyne’s products (Vivelle ® , Vivelle-Dot™ and CombiPatch ® combined) increased 1%. Total prescriptions for Vivelle-Dot™, which represented approximately 83% of total prescriptions for Noven’s U.S. products, increased 10% for the same period, while the estrogen segment of the U.S. HT market decreased 12%. For the same period, total prescriptions for the Vivelle ® product family (Vivelle-Dot™ and Vivelle ® combined) increased 4%. Noven’s Vivelle-Dot™ patch remains the most frequently dispensed transdermal estrogen therapy product in the U.S. and the second most frequently dispensed estrogen therapy product of any kind in the U.S.

Business Update
“In the first quarter, total prescriptions for our U.S. HT patches increased, in spite of an 11% decline in the overall U.S. HT market,” said Strauss. “Given these trends and our belief that trade inventory levels for Vivelle-Dot™ are at the low end of the desired range, we now expect Novogyne’s revenues and net income for 2005 to modestly exceed 2004 levels.”

“We remain committed to HT, but our strategy for growth is to expand into additional therapeutic categories,” said Strauss. “Of the products that could diversify our business, we believe our fentanyl patch for the management of chronic pain is the closest to commercialization. Together with our partner, Endo Pharmaceuticals, we are working toward approval of our pending Abbreviated New Drug Application. If approved and launched, we continue to expect this product to make a significant contribution to our financial results in 2005 and beyond.”

“In addition to the fentanyl patch, we have collaborated with Endo to develop new transdermal therapies,” said Strauss. “Endo has agreed to fund and manage clinical development of those compounds that proceed to clinical trials. The targeted compounds are not limited to the pain category, so we believe this aspect of the Endo collaboration has the potential to further diversify the markets in which we compete.”

Strauss added: “With promising results from recently-completed clinical studies of our methylphenidate patch for Attention Deficit Hyperactivity Disorder, Noven and Shire Pharmaceuticals Group plan to file an amendment to the pending New Drug Application in mid-2005. We expect that the amendment will receive a six-month review. If approved, we will earn a $50 million milestone, and could earn up to an additional $75 million in sales milestones following launch.”

“Our collaboration with Shire also includes development of an amphetamine patch for ADHD, which could potentially address another important segment of this therapeutic category. We believe this product would support Shire’s strategy of maintaining its market-leadership position in ADHD by maintaining a broad range of therapies in its ADHD portfolio.”

“To help prepare our organization for future growth, during the first quarter we nearly doubled our facility space through the lease of a newly constructed facility near our existing operations,” said Strauss. “This space will initially be configured for warehousing, with longer-term plans to build out portions for manufacturing as new products move toward commercialization.”

Analyst Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 11:00 a.m. Eastern time this morning, April 28. Thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay of the conference call will be available by telephone from April 28 at 12:00 Noon Eastern time until April 30 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code number 286 and I.D. number 148968. The conference call will contain forward-looking information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are sold in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire Pharmaceuticals Group plc, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a women’s health products company with over $100 million in annual sales. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot™ product — the smallest estrogen patch in the world, and the most dispensed estrogen patch in the U.S. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “believe,” “could,” “expect,” “plan,” “will,” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: HT Market - risks associated with increased competition in the HT market, including as a result of the 2004 launches of estrogen cream and gel products, each of which is a new dosage form in this category; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novartis Pharma; uncertainties regarding any future regulatory developments resulting from those studies; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and the risk of losses from product liability claims resulting from the use of HT products such as the lawsuits presently pending against Noven and Novartis with respect to Noven’s products, as well as any indemnification or contribution obligations that Noven may have to Novartis or Novogyne related to product liability claims; Technology Matters — the possibility that Noven’s technologies may not be approvable or suitable for use in additional therapeutic categories, including those categories addressed through products developed with Noven’s development partners; and the risk that Noven’s collaborations with Shire, Endo and others may not result in the development and successful commercialization of additional products; Regulatory Matters - uncertainties related to the FDA’s discretion to approve or not approve a product; the timing of any FDA approval for any of Noven’s products in development, which is outside Noven’s control and which may impact the success of product launch and market penetration; Production Matters - the possibility that estimates of trade inventory levels of Noven’s products, including trade inventory levels of Vivelle-Dot, may prove inaccurate; the possibility that Noven’s financial results could fluctuate from period to period or otherwise be affected by trade inventory levels risks; and uncertainties related to the fact that Vivelle-Dot comprises a substantial majority of Novogyne’s aggregate total prescriptions; risks related to the 2004 and 2005 product recalls of Noven’s CombiPatch and Vivelle-Dot products, including the risk that ongoing stability testing of such products could indicate that additional recalls may be required and that FDA could take action relating to such recalls that could materially affect Noven and Novogyne’s business; Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the partnered development programs; uncertainties regarding Noven’s ability to attract additional development partners; the possibility that Noven may be unsuccessful in achieving milestone objectives under Noven’s development programs and may not receive any further payments; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could cause delays or cancellations of programs; the possibility that Noven’s current development priorities could render Noven unable to advance other development projects or increase the cost of advancing those projects; risks related to Noven’s dependence on Novartis to perform all of Novogyne’s financial, accounting, inventory, distribution, revenues and sales deductions functions (including any asset impairment decisions for Novogyne), including the risk that Novartis may perform these functions differently than Noven would have, inadequately or incorrectly; Methylphenidate Patch - the possibility that the FDA may determine that the results of the additional clinical studies of Noven’s methylphenidate patch do not adequately address the concerns raised in the FDA’s 2003 not approvable letter; the risk that an amendment to the pending NDA may not be filed on a timely basis or at all, including the risk that the filing of an amendment to the pending NDA could be delayed as a result of Shire’s continuing analysis of the study data; the possibility that Shire’s continuing analysis of the study data could reveal results that do not support approval of the methylphenidate patch; the risk that Noven and Shire may not agree on the manner or timing with which to proceed with the filing of an amendment to the pending NDA; the timing of the FDA’s review of any amended NDA for Noven’s methylphenidate patch as well as any product approval, which are beyond Noven’s control and which may impact the success of product launch and market penetration; risks and uncertainties related to the 2005 study from researchers at the M.D. Anderson Cancer Center that found adverse chromosomal effects on 12 children treated with methylphenidate, including risks related to the timing of any FDA approval of Noven’s methylphenidate patch, the impact on the market for methylphenidate product (including Noven’s patch, if approved) and any follow-on or related study finding adverse effects from methylphenidate use; the possibility that, even if approved, Noven’s methylphenidate patch may not be successfully commercialized due to competitive market conditions or other factors, including physician/patient preferences for other therapies; and the possibility that Noven’s method of accounting for the $25 million received from Shire could change under certain circumstances, including if the parties’ product strategy for the methylphenidate patch changes or if product development is discontinued; and the likelihood that Noven’s development strategy would change if Shire were to terminate the agreement under certain circumstances, or if Noven’s methylphenidate patch were not ultimately approved or were abandoned; Fentanyl Patch- the risks and uncertainties associated with the FDA’s review of Noven’s fentanyl ANDA; the risk that additional citizen petitions may be filed with respect to generic fentanyl products; the possibility that milestone payments may be reduced and/or that Endo may exercise its contractual right to terminate the license agreement if the product launch is delayed for any reason, including delay in obtaining FDA approval; patent or other strategies by third parties (including Johnson & Johnson’s recent proposed labeling changes for its Duragesic® product) could delay or prevent the launch of Noven’s fentanyl patch; the possibility that Noven may be unable to recover significant costs to manufacture fentanyl patches prior to product launch if FDA approval is not obtained on a timely basis or at all; the possibility that, even if approved, Noven’s fentanyl patch or other products may not be successfully commercialized due to competitive market conditions or other factors, including physician/patient preferences for other therapies; and risks and uncertainties related to the fact that, in recent periods, companies offering generic drug products have experienced significant product pricing pressure, often earlier than expected in the product’s life cycle, which has negatively affected the profitability o f certain of their generic products; Financial Guidance - the inherent uncertainties associated with financial projections; the possibility that one or more assumptions underlying Noven’s financial guidance proves to be incorrect, including the assumption that, during the remainder of 2005, there will not be any unforeseen material transactions, changes in Noven’s or Novogyne’s accounting or accounting principles, developments regarding regulatory matters or clinical studies, changes in the supply of, demand for, or distribution of HT products (including any changes resulting from the impact of competitive HT products that were launched in 2004); changes in Noven’s business relationships/collaborations; or changes in the economy or the health care sector generally; Other Matters – uncertainties arising from fluctuations in quarterly revenues and research and development expenses. In addition to the risks and factors identified above, reference is also made to the other risks and factors detailed in reports filed by Noven with the Securities and Exchange Commission. Noven cautions that the foregoing list of factors is not exhaustive.

Noven Pharmaceuticals, Inc.

	Three Months Ended
	March 31,
Statements of Operations Data (amounts in thousands, except per share amounts) (unaudited)	2005	2004
Revenues:
Product revenues — Novogyne:
Product sales	$4,978	$5,808
Royalties	1,114	890

Total product revenues — Novogyne	6,092	6,698
Product revenues — third parties	4,038	2,977

Total product revenues	10,130	9,675
Contract and license revenues:
Contract	595	519
License	1,011	936

Contract and license revenues:	1,606	1,455
Net revenues	11,736	11,130

Expenses:
Cost of products sold	5,757	5,518
Research and development	3,010	2,255
Marketing, general and administrative	4,055	3,904

Total expenses	12,822	11,677

Loss from operations	(1,086)	(547)
Equity in earnings of Novogyne	912	637
Interest income, net	503	156

Income before income taxes	329	246
Provision for income taxes	118	88

Net income	$211	$158

Basic earnings per share	$0.01	$0.01

Diluted earnings per share	$0.01	$0.01

Weighted average number of common shares outstanding:
Basic	23,509	23,066

Diluted	23,966	24,281

	As Of
	March 31,	December 31,
	2005	2004
Balance Sheet Data:
(amounts in thousands)(unaudited)
Cash and cash equivalents	$64,315	$93,958
Short-term investments	$29,950	$—
Investment in Novogyne	$19,701	$26,233
Total assets	$194,630	$201,975
Deferred license revenues	$33,394	$39,085
Stockholders’ equity	$130,143	$129,039